SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   JUNE 13, 2003 (MAY 30, 2003)
                                                 -------------------------------


                            INTERPHARM HOLDINGS, INC.

               (Exact name of Registrant as specified in charter)

      Delaware                       0-22710                  13-3673965

(State or other jurisdic-          (Commission               (IRS Employer
 tion of incorporation)             File Number)           Identification No.)



                   75 Adams Avenue, Hauppague, New York 11788
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              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:    (631) 952-0214
                                                       --------------------

            Atec Group, Inc., 69 Mall Drive, Commack, New York 11725
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          (Former name or former address, if changed since last report)



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ITEM 2.  ACQUISITIONS AND DISPOSITIONS

           On May 30, 2003, Atec Group, Inc., a Delaware corporation ("Atec"), completed the previously announced sale of its computer operations to Baar Group, Inc. ("Baar"), which also assumed substantially all of Atec's liabilities. The owners of Baar are the following former members of Atec's management: Ashok Rametra, Balwinder ("B.J.") Singh Bathla, Rajnish Rametra, and Arvin Gulati. Ashok Rametra and Rajnish Rametra are brothers of Surinder Rametra, Atec's former Chairman. On the same day, Atec also completed the previously announced acquisition of all the capital stock of Interpharm, Inc., a New York corporation, making it a wholly owned subsidiary, and changed its name to Interpharm Holdings, Inc. (the "Company"). Interpharm, Inc. is a manufacturer and distributor of generic pharmaceuticals based in Long Island, New York.

           The previous owners of the Interpharm, Inc. capital stock are Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria. Mona Rametra is the daughter-in-law of Surinder Rametra, Atec's former Chairman and a member of its Board of Directors. Surinder Rametra is also a member of the Company's current Board of Directors. Mona Rametra is also the daughter of Dr. Maganlal K. Sutaria, the current Chairman of the Board of Directors of the Company. Although Dr. Sutaria did not own any Interpharm, Inc. stock, his other two children (i.e. Mona Rametra's brothers) and his nephew, Ravi Sutaria, owned the balance of Interpharm, Inc.'s common stock. Ravi Sutaria is the son of Bhupatlal K. Sutaria, the Company's President and a member of its Board of Directors.

            In consideration for the sale of the Atec computer operations to Baar, the Company received net proceeds of approximately $2.2 million, and Baar assumed approximately $1.2 million in liabilities. The net proceeds consisted of promissory notes in the aggregate amount of $1.75 million and cash of approximately $300,000. This figure is based upon a base purchase price of $4,278,184, less approximately $353,600 in closing adjustments and less approximately $1.9 million of the Company's cash, which was returned to it as part of the purchase price.

           In exchange for the capital stock of Interpharm, Inc., the Company issued the Interpharm, Inc. shareholders 6,151,178 shares of the Company's Common Stock and 2,050,393 shares of the Company's new Series K Convertible Preferred Stock. A complete description of the Series K Stock may be found in the Company's definitive proxy materials filed with the Securities and Exchange Commission (the "SEC") on May 2, 2003.

           A complete description of the terms of the Baar transaction and the acquisition of Interpharm, Inc., are contained in the Company proxy materials filed with the SEC on May 2, 2003, and the Baar and Interpharm, Inc. agreements annexed thereto.

ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

           On June 9, 2003, the Company dismissed Weinick Sanders Leventhal & Co., LLP ("WSLCO") as its independent accountant. WSLCO had been previously engaged as the principal accountant to audit the Company's financial statements. The reason for the termination was that the Company recently acquired Interpharm, Inc., which is its primary business unit and which has been audited by the firm of Marcum & Kleigman, LLP. The Company believes that it is in its best interests to have Marcum & Kleigman, LLP continue to work with Interpharm.

           WSLCO's report on Atec's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

           The decision to change accountants was recommended by the Company's Board of Directors and approved by the Audit Committee of the Company's Board of Directors.

           During the Company's two most recent fiscal years, and the subsequent interim periods, prior to June 9, 2003, there were no disagreements with WSLCO on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of WSLCO, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

           On June 11, 2003, the Company retained Marcum & Kleigman, LLP as its new independent accountant. Marcum & Kleigman, LLP is located at 130 Crossways Park Drive, Woodbury, New York 11797.

ITEM 5.    OTHER EVENTS AND REGULATION FD DISCLOSURE.

           On May 30, 2003, Interpharm Holdings, Inc. issued the press release annexed hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

           (a) Pro Forma Financial Information *

           (b) Financial Statements *

           (c) Exhibits

* To be filed by amendment as soon as practicable, but not later than 60 days after the date of this report.




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EXHIBIT NO.     DESCRIPTION.
-----------     -----------

2.1 Capital Stock Exchange Agreement, among ATEC, Interpharm, Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria, dated November 25, 2002. (1)

2.2 Asset Purchase Agreement between ATEC and Baar Group, Inc., dated November 25, 2002. (2)

2.3 Amendment to the Capital Stock Exchange Agreement among ATEC, Interpharm, Raj Sutaria, Mona Rametra, Ravi Sutaria, and Perry Sutaria, dated February 4, 2003. (2)

16.1 June 9, 2003, letter from Interpharm Holdings, Inc. to Weinick Sanders Leventhal & Co., LLP regarding a change in its certifying accountant.

16.2 June 11, 2003, letter from Weinick Sanders Leventhal & Co., LLP regarding Interpharm Holdings, Inc.'s change in certifying accountant.

99.1            Press release of ATEC Group, Inc., dated May 30, 2003.

(1) Incorporated by reference to the Company's Form 8-K dated November 26, 2002.

(2) Incorporated by reference to the Company's Definitive Proxy Materials filed with the SEC on May 2, 2003.


                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      INTERPHARM HOLDINGS, INC.
June 13, 2003                                       By: /S/ JAMES CHARLES
                                                       ------------------------
                                                       James Charles
                                                       Chief Financial Officer